Exhibit 99.1   Press Release of November 26, 2007

PEABODYS COFFEE TO RECIEVE FINANCING UP TO $300,000

Roseville, CA. November 26, 2007, Peabodys Coffee Inc. (OTC: PBDY) announced today that it has entered into a Letter Agreement with Inca Group Partners., a Nevada partnership (“IGP”), whereby IGP will commit to approximately $300,000 in additional funding commitments in exchange for the issuance of sixty million shares of the Company’s common stock. A portion of the funds will be used to settle certain debt and to help complete the acquisition agreement dated September 17, 2007 of IncaBlock and its related companies.

“This transaction allows Peabodys to begin a new era for its shareholders because the funds can be used to help recapitalize the company and move toward a new and exciting venture with IncaBlock ,” Stated Todd Tkachuk, CEO of Peabodys Coffee.

Under the terms of the agreement, ICP will start funding those expenses that have delayed the acquisition. The Letter Agreement commits IGP to $300,000 of funding to Peabodys over the next 60 days. These funds will be used primarily to pay taxes, auditors, and other related expenses.

The transaction was unanimously approved by the Peabodys’ directors at a meeting held on November 26, 2007, and is subject to the restructuring of about $1 Million in current liabilities. The agreement calls for the terms of such restructuring to be set forth in a more definitive agreement to be signed on or before December 15, 2007. After the transaction is finalized, IGP will own approximately 52.7% of Peabodys Coffee common stock.

One of the founders and Partner of Inca Group Partners, Daniel D. Correa, stated that “we have some exciting opportunities both here and abroad with the Patented INCABLOCK™ Building System. Additional information can be found our web page Incablock.com for the Peabodys Coffee shareholders prior to December 15, 2007. Our partnership remains confident by the size of our investment that the long-term strategy and growth potential of the new Peabodys’ will be beneficial for our shareholders .”

About Inca Block Building System.
The Incablock Interlocking Mortarless System

INCABLOCK™ the Patented interlocking concrete building system. Made up of component parts that can be mortar or mortarless.

INCABLOCK™ provides greater design flexibility while providing significantly greater structural strength and Earthquake resistance when compared to standard concrete blocks.

The INCABLOCK™ product line is part of a construction system that includes several important features that set them apart from other products that may be considered competitive. It is one of the most innovative product lines in construction today. The INCABLOCK™ product line offers more than 10 different modular blocks that are versatile enough to accommodate a total modular construction project.

Interlocking capabilities on all contact faces, with each block forms a dilatation joint in each contact face (top-bottom-left side-right side), increasing the flexibility to resist earthquakes and high winds.

Mortar-less----- does not require mortar as its design includes an interlocking tongue and groove system that allows an easy assembly. Blocks can be grouted inside their cells when called for by the structural plans.

Self alignment capabilities---- all blocks in the system are component to each other and can only be fit in one way.

Cost effective---- 10 times faster than regular construction, 3 minutes compared to 39 minutes per conventional square meter. Easy assembly and construction, even if grout is needed.

Hollow cells in the block interior allows the passage of re-bars, insulation materials, cables and pipes for utilities and grout when needed.

Unskilled labor rated---- After the first course is grouted to the flooring structure, the blocks are quickly assembled.

Fire resistant---- Since concrete blocks do not support combustion, their mass transfers heat slowly and their fire resistance is very high.

Sound control---- especially important in multiunit housing, commercial and industrial applications, is excellent. It's also important in sound barriers for populated areas on highways.

Attractive finishes---- Perfectly aligned blocks with no mortar provide a better surface for applying decorative finishes by brush, towel or spray, in some areas may be left expose.

Pre-manufactured kits for houses and buildings, with all the necessary modular pieces. Including blocks with self contained electrical and plumbing outlets, window moldings and sills, cornices, dentils, etc.

This press release does not constitute an offer of any securities for sale.
Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach definitive agreements with respect to and close the proposed merger and other transactions discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. In addition, other risks are detailed in the company's periodic reports. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
     Peabodys Coffee., Roseville, CA.
     Todd Tkachuk

  Source: Peabodys Coffee Inc.